Exhibit 10.2

SECURED PROMISSORY NOTE

US$700,000.00	New York, New York
February 25, 2011

FOR VALUE RECEIVED, Atlas Acquisition Corp., a Nevada corporation  (“Maker”), hereby promises to pay to the order of Peak Wellness, Inc., a Connecticut corporation doing business as Peak Wellness Biopharma and having its principal place of business at 195 Field Point Road, Greenwich, CT 06830 (“Payee”), in accordance with the terms hereinafter provided, the principal amount of Seven Hundred Thousand U.S. Dollars (US$700,000.00), together with accrued but unpaid interest thereon, all as provided in this Secured Promissory Note (as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein, this “Note”).   This Note is being issued pursuant to that certain Intellectual Property Purchase Agreement dated as of February 25, 2011 by and among Maker, Payee, Atlas Therapeutics Corporation (“Atlas”) and Dr. Carlon Coker (the “IPPA”).

This Note shall bear interest at the rate of Three Percent (3%) per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on each Payment Date (as defined below).

Payments of principal, together with accrued and unpaid interest thereon, shall be due in two equal installments of Three Hundred Fifty Thousand Dollars ($350,000.00) each, on (i) the 180th day following the date hereof, and (ii) the one-year anniversary of the date hereof (the dates provided in clauses (i) and (ii) above, each a  “Payment Date”).

Payments due under this Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee.  In the absence of such instructions, Maker shall make the payment by check timely delivered to Payee.

This principal amount of this Note and all accrued by unpaid interest thereon may be prepaid, in whole or in part, at any time by Maker without penalty or premium.  Prepayments shall be applied first to accrued and unpaid interest and then to principal.

The obligations of Maker hereunder are secured by a security interest in certain assets of Maker pursuant to that Security Agreement of even date herewith executed by Maker in favor of Payee.

Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Note, all without notice.

If an Event of Default (as defined below) occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Note to be due and payable immediately.  In the event any action is commenced by Payee to enforce his rights under this Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s reasonable legal fees incurred in connection therewith.

For the purposes of this Note, an “Event of Default” means the occurrence of any of the following: (a) Maker shall fail to make any payment of principal or interest on a Payment Date, and such failure shall continue unremedied for a period of (10) days after written notice from Payee, or (b) Maker fails to comply with any of its other obligations under this Note and such default shall continue unremedied for a period of thirty (30) days after written notice from Payee, or (c) Maker, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):  (i) commences a voluntary case; (ii) becomes subject to an involuntary case which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) consents to the appointment of a Custodian (as hereinafter defined) for Maker or for all or substantially all of Maker’s property; (iv) becomes subject to the appointment of a Custodian for Maker or for all or substantially all of Maker’s property which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of Maker’s creditors.  As used in this Note, the term “Bankruptcy Law” means Title 7, Title 11 or Title 13 of the United States Code or any similar federal or state law for the relief of debtors, and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law.  If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Note (without prepayment premium or penalty).

Maker shall have the right to set-off against and apply the principal and interest owing under this Note against any and all claims, liabilities, obligations or other damages which may be asserted by Maker and/or Atlas, in good faith, to be owing by Payee under the IPPA and the other Related Agreements (as defined in the IPPA) to which Payee is a party, including, without limitation, the indemnification obligations of Payee under the IPPA.

This Note may not be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker.  Any assignment, transfer, sale or pledge by Payee without the prior written consent of Maker shall be null and void ab initio.   This Note shall be binding upon Maker and its successors and inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns.  If any term of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.  This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith.  No delay, failure or omission by the Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to the Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.   Any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York Supreme Court, County of New York, or in the United Stated District Court for the Southern District of New York.  Each of the parties hereto hereby: (i) waives any objection which they may now have or hereafter have to the venue of any such suit, action or proceeding, and (ii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon a party mailed by certified mail to such party’s address shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party thereto:

If to Maker, to:

Atlas Acquisition Corp.
520 S. El Camino Real, 8th Floor
San Mateo, CA 94402
Attention:  J.B. Bernstein
Facsimile: (305) 513-5855

With a copy to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Stuart Neuhauser, Esq.
Facsimile:  (212) 370-7889

If to Payee:

Peak Wellness, Inc.
195 Field Point Road
Greenwich, Connecticut 06830
Attention:  Carlon M. Colker, M.D., FACN
Facsimile:  (203) 629-0589

With a copy to:

Shapiro Law Offices, LLC
104 Court Street
Middletown, Connecticut 06457
Attention:  Jonathan M. Shapiro

Facsimile:  (860) 347-3874

If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

By acceptance of this Note, Payee agrees to the terms and conditions set forth herein.

IN WITNESS WHEREOF, the undersigned Maker has executed this Secured Promissory Note as of the date first written above.

ATLAS ACQUISITION CORP.

By:	/s/ J.B. Bernstein
Name: J.B. Bernstein
Title: Chief Executive Officer